Exhibit 10.1
FIFTH AMENDMENT TO LEASE
     THIS AGREEMENT is made this 19th day of May, 2008 by and between NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a trust organized under 12 C.F.R. Section 9.18 (“Landlord”), and THE MANAGEMENT NETWORK GROUP, INC., a Delaware corporation (“Tenant”).
Recitals
     Under date of April 23, 1998, a predecessor of Landlord entered into a written lease with Tenant for certain office premises (the “Premises”) located within Landlord’s building (the “Building”) located at 7300 College Boulevard, Overland Park, Kansas, as more particularly described in such lease. Under date of May 11, 1999 (the “First Amendment”), May 30, 2000 (the “Second Amendment”), August 30, 2005 (the “Third Amendment”) and July 10, 2007 (the “Fourth Amendment), the parties or their predecessors entered into amendments to said lease. Said lease, as amended, is hereinafter referred to as the “Lease”. The term of the Lease expires on August 31, 2010. Landlord and Tenant now desire to further amend the Lease as more particularly set forth herein.
Agreement
     In consideration of the foregoing, the covenants and agreements hereinafter contained and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:
     1. Commencing on the Effective Date (as herein defined), the Premises demised under the Lease shall be enlarged by adding thereto approximately 3,961 rentable square feet of floor area on the third floor of the Building (the “Fifth Additional Space”), as shown on the floor plan attached hereto as Exhibit A. From and after the Effective Date, the Fifth Additional Space shall be included as a portion of the Premises demised pursuant to the Lease and shall be subject to all of the terms, covenants and provisions of the Lease, as modified and amended herein. With the inclusion of the Fifth Additional Space, the Premises shall comprise approximately 10,436 rentable square feet of floor area.
     2. On or before the Effective Date, Landlord shall undertake and substantially complete the work of remodeling and reconditioning the Fifth Additional Space and the Premises in accordance with the space plan attached hereto as Exhibit B (“Landlord’s Work”). All such work shall be performed in a good and workmanlike order in compliance with all building codes and regulations. Tenant agrees to cooperate with Landlord in the performance of Landlord’s Work, and Tenant agrees that if any such work inconveniences Tenant or disrupts business operations in the Premises, Landlord shall not be liable therefor nor shall the same constitute an actual or constructive eviction of Tenant or entitle Tenant to any deduction or offset in the payment of rent and other charges due and payable under the Lease, as amended herein, provided, however, Landlord shall use reasonable efforts to minimize disruption of Tenant’s normal business operations in the Premises. By occupying the Fifth Additional Space, Tenant shall thereby conclusively be deemed to have accepted the work performed by Landlord and acknowledged that the Fifth Additional Space is in the condition required by this Agreement except for any punch list of unsatisfactory items of which Tenant gives written notice to Landlord within ten (10) days after delivery of possession of the Fifth Additional Space to Tenant. Landlord agrees to pay the cost of Landlord’s Work to the extent such cost shall not exceed $79,220.00 ($20.00 per rentable square foot in the Fifth Additional Space) (the “Allowance”). In the event that the cost of Landlord’s Work exceeds the Allowance, then Tenant shall pay such excess to Landlord within ten (10) days after Landlord’s statement therefor. The cost of Landlord’s Work shall include architectural fees and costs of working drawing and a construction management fee of five percent (5%) of the total cost of the work. As used herein, the “Effective Date” means the date upon which the Landlord’s Work shall be substantially completed and

Landlord has obtained a temporary or permanent certificate of occupancy for the Fifth Additional Space or other evidence permitting occupancy of the Fifth Additional Space by Tenant. Each party agrees, at the request of the other, to execute and deliver an instrument confirming the actual Effective Date when determined. The Effective Date is anticipated to be on or about June 1, 2008. Tenant shall be responsible for Landlord’s cost, including lost rent, arising out of any delays in completion of Landlord’s Work caused by Tenant.
     3. The Lease Term is hereby extended for one additional period (the “Extension Period”) of three (3) years commencing on September 1, 2010 and ending on August 31, 2013. Except as expressly herein provided, such extension of the Lease Term shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, as amended herein.
     4. Commencing on the Effective Date and continuing thereafter until the expiration of the Lease Term, as extended herein, the monthly Base Rent payable by Tenant pursuant to Section 3.1 of the Lease shall be amended to be as follows:

	Monthly Base Rent for	Monthly Base Rent for	Total Monthly
Period	Existing Premises	Fifth Additional Space	Base Rent
Effective Date to 8/31/08	$11,944.58	$7,591.92	$19,536.50
9/1/08 to 3/31/09	$12,214.38	$7,591.92	$19,806.30
4//1/09 to 8/31/09	$12,214.38	$7,756.96	$19,971.34
9/1/09 to 3/31/10	$12,484.17	$7,756.96	$20,241.13
4/1/10 to 8/31/10	$12,484.17	$7,922.00	$20,406.17
9/1/10 to 3/31/11	$12,950.00	$7,922.00	$20,872.00
4/1/11 to 3/31/12	$13,219.79	$8,087.04	$21,306.83
4/1/12 to 8/31/13	$13,489.58	$8,252.08	$21,741.66
     Monthly Base Rent is due and payable in advance on or before the first day of each calendar year from and after the Effective Date but if the Effective Date is not the first day of a month, the monthly Base Rent for the first partial month shall be prorated on a daily basis.
     5. Commencing on the Effective Date, the Base Year for calculating Tenant’s Pro Rata Share of Excess Operating Costs pursuant to Section 3.3 of the Lease (the “Additional Rent”) shall be calendar year 2007. Tenant’s Pro Rata Share of Excess Operating Costs for the period ending on the day prior to the Effective Date shall be prorated for a partial year.
     6. The parties acknowledge that the inclusion of the Fifth Additional Space within the Premises shall necessitate an adjustment in Tenant’s Pro Rata Share as set forth in Section 1.1.g of the Lease. Accordingly, commencing on the Effective Date, Tenant’s Pro Rata Share shall be increased from 5.51% to 8.88% based upon the ratio of 10,436 rentable square feet in the Premises (including the Fifth Additional Space) to a total of 117,564 rentable square feet in the Building.
     7. All options to extend the Lease Term contained in the Lease are hereby deleted and are of no further force or effect. Tenant shall have the option to extend the Lease Term for one (1) additional period of five (5) years commencing on September 1, 2013 and ending on August 31, 2018. Such option shall be exercised only by Tenant giving written notice thereof which is received by Landlord on or before November 30, 2012, time being of the essence; provided, however, Tenant shall be entitled to exercise the option to extend granted herein, and the Lease Term shall, in fact, be extended by reason of such exercise, only if the Lease, as amended herein, is in full force and effect and Tenant is not in default hereunder. In the event that the Lease Term is in fact extended pursuant to the foregoing, then any such extension shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease, as amended herein, except the monthly Base Rent during the extension period shall be adjusted to be the Market Rent (as hereinafter defined) for the Premises but in any event no less than the monthly Base Rent payable prior to the adjustment. As used herein, “Market Rent” means the product obtained by multiplying (i) the monthly rental rate per square foot then established and prevailing in the Project for new leases or lease renewals or, if no such new leases or lease renewals have been entered into within the twelve (12) month period preceding the date for which the determination is being made, then the established and prevailing rental rate per square foot being charged as of such date for comparable space to other tenants in other comparable buildings in the Overland Park, Kansas area, all as determined in good faith by Landlord; by (ii) the total square feet of floor area contained within the Premises. The Market Rent may increase during the extension period depending on then current escalations, conditions and terms at the time the Market Rent is determined. At least seven (7) months prior to the expiration of the then current Lease term, Landlord shall notify Tenant of the Market Rent and Tenant may withdraw its exercise of such option by written notice which is received by Landlord on or before the tenth (10th) day, time being of the essence, after Tenant’s receipt of notice of the Market Rent from Landlord, and in such event, this Lease shall terminate upon the expiration of the then current Lease Term. Landlord and Tenant, within thirty (30) days after the request of either, shall execute and deliver a supplemental memorandum confirming the monthly Base Rent during the extension period when determined. The rights hereby granted are personal to Tenant named herein and are not transferable to any assignee or subtenant hereunder. In the event of any assignment of the Lease or subletting of the Premises, the rights set forth in this Paragraph shall automatically terminate and shall thereafter be null and void.
     8. The option to terminate set forth in Paragraph 8 of the Second Amendment is hereby deleted and of no further force or effect. In the event that Tenant desires to lease additional space in the Building, then Tenant shall give written notice thereof to Landlord at any time prior to June 30, 2011 and Landlord shall, within thirty (30) days after receipt of Tenant’s notice, advise Tenant in writing whether Landlord will be able to lease such additional space to Tenant in the Building or in the Project within three (3) months after the date of receipt of Tenant’s notice. In the event that Landlord advises Tenant that such additional space will not be available, then Tenant shall have the right to terminate this Lease as of March 31, 2012 (the “Early Termination Date”) upon the following terms and conditions: (a) Tenant may exercise such right only by written notice to Landlord which is received by Landlord on or before September 30, 2011, time being of the essence; (b) Tenant’s notice shall be accompanied by Tenant’s payment to Landlord of an amount equal to the sum of the Base Rent and Additional Rent payable by Tenant for the month of September, 2011 plus the unamortized portion of the Allowance and leasing commissions and expenses, amortized over the five (5) year period from September 1, 2008 to August 31, 2013 with interest at nine percent (9%) per annum, which payment is in consideration of Landlord’s agreement to terminate the Lease, as amended herein, prior to the expiration of the Extension Period; (c) Tenant shall vacate the Premises and surrender possession of the same to Landlord in the condition specified in the Lease no later than 11:59 p.m. on the Early Termination Date; (d) Tenant’s rights hereunder may be exercised and the Lease Term shall be terminated only if Tenant is not in default under any of the provisions of the Lease, as amended herein, beyond any applicable cure period; and (e) upon the satisfaction of the foregoing, the Lease, as amended herein, shall be terminated and canceled as of the Early Termination Date without further agreement between Landlord and Tenant, provided, however, Tenant shall remain liable for the payment of rent and other charges and the performance of all of the terms and provisions of the Lease, as amended herein, due and owing or accrued up to and including the Early Termination Date. The right granted herein is personal to the Tenant named herein and is not transferable to any assignee or subtenant hereunder. In the event of any assignment of the Lease or subletting of the Premises, the right granted hereby shall automatically terminate.
     9. Notwithstanding anything to the contrary contained in the Lease, any alterations, additions or improvements made to the Premises by Tenant shall be performed only by contractors and subcontractors who are (a) parties to or bound by a collective bargaining agreement applicable to the geographic area in which the Building is located, applicable to the trade or trades in which the work under the contract is to be performed, and entered into with one or more labor organizations affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) solely employ members of such labor organizations to perform work within their respective traditional jurisdictions. With the prior written approval of Landlord which may be withheld in Landlord’s sole and absolute discretion, in the preceding sentence a project labor agreement may be substituted in place of a collective bargaining agreement, and an independent, nationally recognized labor organization may be substituted in place of a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO.
     10. Notwithstanding anything to the contrary contained in the Lease, the insurance maintained by Tenant under Section 6.2 of the Lease shall name Landlord, Kennedy Associates Real Estate Counsel, LP, CB Richard Ellis, and at Landlord’s request, Landlord’s mortgage lender(s) or investment advisors, as additional insureds.
     11. Notwithstanding anything contained in the Lease to the contrary, the trustee of Landlord and Kennedy Associates Real Estate Counsel, LP (the authorized signatory of Landlord) are the only entities authorized to amend, renew or terminate the Lease, as amended herein, to compromise any of Landlord’s claims under the Lease, as amended herein, or to bind Landlord in any manner with respect to the Lease, as amended herein. Neither the property manager nor any leasing agent or broker shall be considered an authorized agent of Landlord for such purposes.
     12. The addresses for notices to Landlord set forth in Section 1.1.n of the Lease is amended as follows:
NewTower Trust Company Multi-Employer Property Trust
c/o Kennedy Associates Real Estate Counsel, LP
Attn: Executive Vice President — Asset Management
1215 Fourth Avenue, Suite 2400
Seattle, WA 98161-1085
Facsimile: (206) 682-4769
and to:
NewTower Trust Company Multi-Employer Property Trust
c/o NewTower Trust Company
Attn: President
     or Patrick O. Mayberry
Three Bethesda Metro Center
Suite 1600
Bethesda, MD 20814
Facsimile: (240) 235-9961
with a copy to:
CB Richard Ellis
4717 Grand Avenue, Suite 500
Kansas City, MO 64112
Attn: Property Manager
     13. Tenant was represented in this transaction by Colliers Turley Martin Tucker (“CTMT”), a licensed real estate broker, and Landlord was represented in this transaction by CB Richard Ellis (“CBRE”), a licensed real estate broker. CTMT and CBRE are hereinafter collectively referred to as the “Brokers”. Landlord shall be solely responsible for the payment of all brokerage commissions or finders fees payable to the Brokers in connection with this Agreement, and Tenant shall have no obligation or liability therefor. Each of the parties represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the execution of this Agreement other than the claims of the Brokers, and each of the parties agrees to indemnify, defend and hold the other harmless from liabilities arising from any such claim, including, without limitation, the cost of reasonable attorney fees in connection therewith.
     14. Except as otherwise defined herein or as capitalized in ordinary usage, all capitalized terms used herein shall have the same meaning as set forth for such terms in the Lease.
     15. Except as expressly provided herein, all of terms, covenants and provisions of the Lease shall remain in full force and effect.
     EXECUTED as of the date first written above.

LANDLORD:	TENANT:

NEWTOWER TRUST COMPANY	THE MANAGEMENT NETWORK
MULTI-EMPLOYER PROPERTY TRUST, a trust	GROUP, INC., a Delaware corporation
organized under 12 C.F.R.Section 9.18

By:	Kennedy Associates Real Estate Counsel, LP,
Authorized Signatory

	By:	Kennedy Associates Real Estate
Counsel GP, LLC, its general partner

		By:	By:

		Name:		Name:

		Title:		Title:

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